Exhibit 99.1

SS Innovations Subsidiary SSICRS Graduates Inaugural Cardiac Robotic Surgery Training Class

New course empowers healthcare professionals through expert instruction and hands-on learning

Fort Lauderdale, FL – July 7, 2026 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (NASDAQ: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that the Company’s subsidiary, the SS International Centre for Robotics Surgery (“SSICRS”), has graduated its first class in a specialized training course designed to provide surgeons and other healthcare professionals with classroom instruction and hands-on learning in robotic-assisted cardiac surgery using the advanced SSi Mantra surgical robotic system (the “SSi Mantra”) at SSICRS’s facilities at the Company’s headquarters in Gurugram, India.

An inaugural class of 33 participants from seven countries graduated from Cardiac Robotic Surgery Training, the opening course in SSICRS’s new training program. The course featured 16 distinguished international faculty members to create a global platform for education, collaboration, and innovation in robotic cardiac surgery. Training covered robotic procedures such as totally endoscopic coronary artery bypasses, left internal mammary artery bypasses, atrial septal defects, and mitral valve surgery. The course consisted of live surgical demonstrations, hands-on robotic training, virtual video sessions, scientific discussions, and knowledge exchange.	(Cardiac training session at SSICRS’s facilities in India)

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “We congratulate the graduates of SSICRS’s inaugural course, Cardiac Robotic Surgery Training, and look forward to shaping the future of robotic surgery with ongoing immersive multi-specialty training courses. We are positioning SSICRS as one of the world’s premier educational institutes for robotic surgery. SSICRS brings together top-tier faculty, modern lecture halls, state-of-the-art labs, and the advanced SSi Mantra surgical robotic system to train global healthcare professionals in robotic surgery. SSICRS’s balance of classroom theory and lab training is designed to deliver nuanced skills and smarter, safer surgical robotic care. SSICRS strives to democratize robotic surgery education for the benefit of all practitioners and patients, regardless of location, and we look forward to providing continuous specialized learning and mentorship opportunities.”

SSICRS’s ongoing training program will consist of numerous condensed, five-day courses that focus on multi-specialty learning opportunities across cardiac, urologic, gynecologic, thoracic, colorectal, gastrointestinal, and general surgery, among other procedures, leveraging the SSi Mantra platform as a training tool.

International members of SSICRS’s faculty include:

●	Dr. Husam Balkhy, The University of Chicago Medicine and Biological Sciences (United States)

●	Dr. T Sloane Guy, Georgia Heart Institute (United States)

●	Dr. Frank Van Praet, OLV Clinic (Belgium)

●	Dr. Rakesh M. Suri, Corewell Health (United States)

●	Dr. Jae Won Lee, Asan Medical Center (South Korea)

●	Dr. Gianluca Torregrossa, Cleveland Clinic (United States)

●	Dr. Nirav Patel, Lenox Hill Hospital (United States)

●	Dr. Danny Ramzy, Memorial Hermann — Memorial City Medical Center (United States)

SSICRS’s facilities feature modern lecture halls for holding interactive sessions, case discussions and expert talks as well as state-of-the-art training labs that mirror real-world operating rooms and surgical conditions. During lab sessions, participants utilize the SSi Mantra surgical robotic system for performing mock procedures on tissue models and practicing instrument handling, suturing, and dissection on synthetic models. Tele-proctoring, engineering-integrated learning and live surgery observations add value to the curriculum. Additionally, SSICRS offers separate online modules that complement in-person classes with flexible, self-paced learning, pre-training sessions, recorded lectures, quizzes, and ongoing support.

For an SSICRS video welcome message from the Company’s CEO, Dr. Srivastava, please click here.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical robotic procedures including cardiac surgery. Headquartered in India, SS Innovations is a U.S. company focused on expanding the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. The optional SSi MantrAsana tele-surgeon console is a portable, compact alternative to the SSi Mantra’s standard surgeon command center that provides equivalent control functionality while enabling enhanced portability, ergonomic flexibility, and telesurgery capability. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery, and 5mm instruments for the pediatric population and ENT surgeries. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra has been clinically validated in India in more than 170 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kalle.ahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

devin.sullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com

3